Exhibit 99.2

Report of Independent Auditors

To the Board of Directors and the

Shareowners of Broadwing Communications, Inc.

In our opinion, the accompanying balance sheets and related statements of operations and comprehensive loss, changes in owners’ net investment (deficit) and statements of cash flows present fairly, in all material respects, the financial position of the Broadband Operations of Broadwing Communications Inc. and its subsidiaries (“Broadband”) at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Broadband’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that Broadband will continue as a going concern. As discussed in Note 1 to the financial statements, Broadband is dependent on financing from its parent to fund its operations. The parent’s ability to continue to fund Broadband is restricted by its bank credit facility and certain other debt instruments, which raises substantial doubt about the ability of Broadband to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, on January 1, 2002, Broadband changed the manner in which it accounts for goodwill and other intangible assets upon adoption of the accounting guidance of Statement of Financial Accounting Standards No. 142.

/s/    PricewaterhouseCoopers LLP

Austin, Texas

July 30, 2003

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in millions)

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Revenue	$182.6	$221.9	$904.1	$1,042.4	$920.1

Costs and expenses
Cost of services (excluding depreciation of $1.6 and $54.8 (unaudited) $231.2, $200.0 and $128.4 included below)	106.6	132.6	570.1	622.4	532.3
Selling, general and administrative	64.9	70.9	277.2	298.3	308.9
Depreciation	1.9	70.2	284.7	265.3	194.9
Amortization	—	6.2	24.8	110.3	109.5
Restructuring	—	15.9	32.5	72.8	—
Asset impairments and other	—	(0.3)	2,181.2	139.6	—

Total costs and expenses	173.4	295.5	3,370.5	1,508.7	1,145.6

Operating income (loss)	9.2	(73.6)	(2,466.4)	(466.3)	(225.5)

Equity loss in unconsolidated entities	—	—	—	4.0	15.5
Interest expense	21.6	14.8	72.5	67.6	68.7
Loss (gain) on investments	—	—	(0.2)	(11.6)	394.5
Other expense (income), net	(1.1)	(0.2)	(1.6)	3.3	0.2

Loss from operations before income taxes and cumulative effect of change in accounting principle	(11.3)	(88.2)	(2,537.1)	(529.6)	(704.4)

Income tax expense	—	—	—	—	—

Loss from operations before cumulative effect of change in accounting principle	(11.3)	(88.2)	(2,537.1)	(529.6)	(704.4)

Cumulative effect of change in accounting principle (net of taxes of $5.8)	—	(2,006.9)	(2,006.9)	—	—

Net loss	(11.3)	(2,095.1)	(4,544.0)	(529.6)	(704.4)

Other comprehensive loss, net of tax
Reclassification adjustment—investments	—	—	—	—	(84.5)

Total other comprehensive loss	—	—	—	—	(84.5)

Comprehensive loss	$(11.3)	$(2,095.1)	$(4,544.0)	$(529.6)	$(788.9)

The accompanying notes are an integral part of the financial statements.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

BALANCE SHEETS

(Dollars in millions)

	March 31,	December 31,
	2003	2002	2001
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$7.0	$2.9	$12.0
Receivables, less allowances of $88.6 (unaudited), $81.0 and
$19.2, respectively	82.9	93.5	144.9
Prepaid expenses and other current assets	12.3	10.4	13.7

Total current assets	102.2	106.8	170.6

Property, plant and equipment, net of accumulated depreciation of $1.9 (unaudited), $0.0 and $543.6	48.0	53.5	2,158.3
Goodwill	—	—	2,004.8
Other intangibles, net	—	—	347.2
Other noncurrent assets	6.9	6.9	2.2

Total Assets	$157.1	$167.2	$4,683.1

Liabilities and Owners’ Net Investment (Deficit)

Current Liabilities
Current portion of long-term debt	$1.5	$2.2	$3.2
Intercompany payable to Parent Company, net	1,442.5	1,429.5	—
Accounts payable	63.0	59.5	102.6
Accrued service cost	10.5	32.7	57.4
Accrued taxes	49.3	51.5	68.8
Accrued restructuring	35.2	39.9	70.4
Current portion of unearned revenue and customer deposits	51.3	77.8	150.5
Other current liabilities	24.4	27.8	31.2

Total current liabilities	1,677.7	1,720.9	484.1

Long-term debt, less current portion	270.4	240.5	91.5
Intercompany payable to Parent Company, net	—	—	1,397.1
Unearned revenue, less current portion	284.1	290.7	414.0
Other noncurrent liabilities	31.9	33.0	57.9

Total liabilities	2,264.1	2,285.1	2,444.6

Commitments and contingencies

Owners’ Net Investment (Deficit)	(2,107.0)	(2,117.9)	2,238.5

Total Liabilities and Owners’ Net Investment	$157.1	$167.2	$4,683.1

The accompanying notes are an integral part of the financial statements.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

STATEMENTS OF CHANGE IN OWNERS’ NET INVESTMENT (DEFICIT)

(Dollars in millions)

Owners’ Net Investment (Deficit)
Balance at January 1, 2000	$2,918.8

Contributed capital from Parent Company	540.2
Reclassification adjustment—investments	(84.5)
Net loss	(704.4)

Balance at December 31, 2000	2,670.1

Contributed capital from Parent Company	98.0
Net loss	(529.6)

Balance at December 31, 2001	2,238.5

Contributed capital from Parent Company	187.6
Net loss	(4,544.0)

Balance at December 31, 2002	(2,117.9)

Contributed capital from Parent Company (unaudited)	22.2
Net loss (unaudited)	(11.3)

Balance at March 31, 2003 (unaudited)	$(2,107.0)

The accompanying notes are an integral part of the financial statements.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
Cash Flows from Operating Activities	(unaudited)
Net loss	$(11.3)	$(2,095.1)	$(4,544.0)	$(529.6)	$(704.4)
Adjustments to reconcile net loss to cash used in operating activities:
Cumulative effect of change in accounting principle, net of tax	—	2,006.9	2,006.9	—	—
Asset impairments	—	—	2,181.2	139.6	—
Depreciation	1.9	70.2	284.7	265.3	194.9
Amortization	—	6.2	24.8	110.3	109.5
Provision for loss on receivables	4.0	5.7	83.5	75.3	49.1
Equity loss in unconsolidated entities	—	—	—	4.0	15.5
(Gain) loss on sale of investments	—	—	(0.2)	(11.6)	394.5
Other, net	(0.8)	0.2	(0.1)	2.7	(8.9)

Changes in operating assets and liabilities:
Accounts receivable	6.7	(15.3)	(32.6)	(67.9)	(124.1)
Prepaid expenses and other current assets	1.0	1.5	3.7	(14.4)	(2.5)
Accounts payable	2.7	(37.7)	(43.1)	(74.8)	78.1
Accrued and other liabilities	(31.0)	(47.4)	(81.5)	38.5	(88.9)
Unearned revenue	(33.1)	(30.9)	(202.1)	(85.7)	(25.2)
Other assets and liabilities, net	0.2	12.0	0.9	(38.9)	29.9

Net cash used in operating activities	(59.7)	(123.7)	(317.9)	(187.2)	(82.5)

Cash Flows from Investing Activities
Capital expenditures	(0.5)	(22.6)	(59.2)	(452.2)	(584.5)
Other, net	—	—	—	30.4	9.9

Net cash used in investing activities	(0.5)	(22.6)	(59.2)	(421.8)	(574.6)

Cash Flows from Financing Activities
Issuance of long-term debt	43.0	96.0	151.0	42.0	—
Repayment of long-term debt	(0.9)	(0.5)	—	(3.2)	(404.0)
Capital contribution from Parent company	22.2	48.6	187.6	98.0	540.2
Proceeds from Intercompany Payable to Parent Company, net	—	—	32.4	455.4	496.6
Other, net			(3.0)	—	(2.9)

Net cash provided by financing activities	64.3	144.1	368.0	592.2	629.9

Increase (decrease) in cash and cash equivalents	4.1	(2.2)	(9.1)	(16.8)	(27.2)
Beginning cash and cash equivalents	2.9	12.0	12.0	28.8	56.0

Cash and cash equivalents at end of period	$7.0	$9.8	$2.9	$12.0	$28.8

Supplemental Disclosure of Cash Flow Information Cash paid for:
Interest, net of amount capitalized			$76.4	$67.6	$67.7

Non-cash investing and financing activities:
Capitalized interest			$8.1	$22.9	$22.4

The accompanying notes are an integral part of the financial statements.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business, Liquidity, and Accounting Policies

Description of Business—The Broadband operations of Broadwing Communications Inc. (“Broadband”) is an Austin, Texas based provider of communications services. Broadwing Communications, Inc. (“BCI”) is a wholly owned subsidiary of Cincinnati Bell Inc. (the “Parent Company”). Broadband utilizes its advanced optical network consisting of approximately 18,700 route miles to provide broadband transport through private line and indefeasible right of use (“IRU”) agreements, Internet services utilizing ATM and frame relay technology, and long-distance services to both wholesale and retail markets.

Liquidity and Financial Resources—Broadband is dependent on financing from the Parent Company to fund its operations. Under the terms of the Parent Company’s amended bank credit facility and recently issued discount notes, the Parent Company’s ability to make future investments in or fund the operations of Broadband was limited to $51.1 million as of March 31, 2003.

On June 13, 2003, BCI and certain of its subsidiaries entered into an agreement with C III Communications and C III Communications Operations LLC (collectively “C III”) to purchase certain assets of Broadband, for $108.7 million, subject to certain post-closing adjustments, and the assumption of approximately $418.5 million in current and long-term liabilities and approximately $306 million of operating contractual commitments. On June 13, 2003, the first stage closing of the sale was consummated in which assets that generated approximately 75% of 2002 revenues were transferred to C III. In connection with this closing C III paid $91.5 million in cash, of which $29.3 million was placed into escrow to support certain post-closing purchase price adjustments as well as the closing payment to be made upon the consummation of the second stage closing, and issued a promissory note for $17.2 million related to a preliminary working capital adjustment.

On July 8, 2003, the selling subsidiaries completed the second stage closing of the sale of the broadband assets as 87.5% of the total regulatory approvals had been received. Upon the second stage closing, $10.3 million of the $29.3 million placed in escrow at the first stage closing was paid to Broadband.

Broadband has retained an intercompany payable to the Parent Company of approximately $1.5 billion and approximately $162 million of liabilities to unrelated parties. There can be no assurance that the proceeds from the sale of Broadband’s assets will be sufficient to meet Broadband’s remaining obligations.

Basis of Presentation—The accompanying financial statements reflect the results of operations, financial position, cash flows and changes in owners’ net investments (deficit) as if Broadband were a separate entity for all periods. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to Broadband. Broadband constitutes a substantial majority of BCI’s operations which operated as an independent wholly owned subsidiary of the Parent Company. Allocated charges which are presented in Note 12 are based on headcount or direct costs incurred by the Parent Company. Management believes that these allocations fairly and reasonably approximate costs incurred by the Parent Company on behalf of Broadband.

Unaudited Interim Financial Information—The unaudited financial information of Broadband as of and for the three months ended March 31, 2003 and 2002 have been prepared pursuant to the rules

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented.

The adjustments referred to above are of a normal and recurring nature except for those outlined in Notes 2, 4, 14, and as outlined below. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Unbilled Receivables—Unbilled receivables arise from network construction revenue that is recognized under the percentage-of-completion method and from broadband, switched, data and internet and consulting services rendered but not yet billed. Network construction receivables are billable upon achievement of contractual milestones or upon completion of contracts. As of March 31, 2003, December 31, 2002 and 2001, net unbilled receivables totaled $20 million (unaudited), $21 million and $69 million, respectively.

Allowance for Uncollectible Accounts Receivable—Broadband establishes provisions for uncollectible accounts receivable using both percentages of aged accounts receivable balances to reflect the historical average of credit losses and specific provisions for certain large, potentially uncollectible balances. Management believes that its allowance for potential losses is adequate based on the methods above. However, if one or more of Broadband’s larger customers were to default on its accounts receivable obligations or general economic conditions in the United States of America deteriorated, Broadband could be exposed to potentially significant losses in excess of the provisions established.

Property, Plant and Equipment—Property, plant and equipment is recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful life. Repairs and maintenance are charged to expense as incurred. Property, plant and equipment recorded under capital leases are included with Broadband’s owned assets. Costs associated with uncompleted portions of the network are classified as construction in progress in the accompanying balance sheets.

Interest is capitalized as part of the cost of constructing Broadband’s optical network. Interest capitalized during construction periods is computed by determining the average accumulated expenditures for each interim capitalization period and applying an average interest rate. Total interest capitalized during the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, was $0 million (unaudited), $2.3 million (unaudited), $8 million, $23 million and $22 million, respectively.

Goodwill and Indefinite-Lived Intangible Assets—Goodwill represents the excess of the purchase price consideration over the fair value of assets acquired recorded in connection with purchase business combinations. Upon the adoption of Statement of Financial Accounting Standards No. 142,

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

“Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002, the Broadband operations recorded a goodwill impairment charge of $2,006.9 million as discussed in Note 2.

Pursuant to SFAS 142, goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. For goodwill, a two-step impairment test is performed. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, then the second step of the impairment test is performed to measure the amount of impairment loss. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit goodwill is in excess of the implied fair value of that goodwill, then an impairment loss is recognized equal to that excess. For indefinite-lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of an indefinite-lived asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

In 2001 and 2000, goodwill was amortized on a straight-line basis over estimated useful lives of 30 years.

Other Intangible Assets —Intangible assets subject to amortization expense consist primarily of acquired customer relationships. These intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 20 years. As of December 31, 2002 the carrying value of other intangible assets was zero due to the asset impairment discussed below.

Impairment of Long-lived Assets, Other than Goodwill and Indefinite lived Intangibles—Broadband reviews the carrying value of long-lived assets, other than goodwill and indefinite lived assets discussed above, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than its carrying amount. An impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value.

Broadband performed an impairment assessment of its assets during the fourth quarter of 2002. This assessment considered all of the contemplated strategic alternatives, including a potential sale of assets, using a probability-weighted approach. Based on this assessment, it was determined that the long-lived assets of the Broadband operations were impaired and, accordingly, Broadband recorded a $2.2 billion non-cash impairment charge to reduce the carrying value of these assets. Of the total charge, $1,882.9 million related to tangible fixed assets and $298.3 million related to finite-lived intangible assets.

Investments—Investments in publicly traded companies over which the Broadband operations does not exercise significant influence are reported at fair value in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Management reviews its investments for impairment whenever the fair value of the individual investment is less than its cost basis. An impairment loss is recognized if the decline in fair

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

value is deemed to be “other than temporary.” Broadband uses the average cost basis to determine the gain or loss on an investment transaction.

Revenue Recognition—Broadband transport service revenue is billed monthly, in advance, with revenue being recognized when earned. Both switched voice and data and Internet product revenue are billed monthly in arrears, while the revenue is recognized as the services are provided. Revenue from product sales and certain services is generally recognized upon performance of contractual obligations, such as shipment, delivery, installation or customer acceptance. Broadband modified its revenue recognition policies on January 1, 2000, to be in conformity with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Accordingly, service activation revenue is deferred and recognized over the appropriate service life for the associated service.

Indefeasible right-of-use agreements (“IRU”) represent the lease of network capacity or dark fiber and are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically pays cash upon execution of the contract, and the associated IRU revenue is then recognized over the life of the agreement as services are provided, beginning on the date of customer acceptance. In the event the buyer of an IRU terminates a contract prior to the contract expiration and releases Broadband from the obligation to provide future services, the remaining unamortized unearned revenue is recognized in the period in which the contract is terminated. In 2002, Broadband recognized non-cash, non-recurring revenue and operating income related to IRU terminations with bankrupt customers to whom Broadband was no longer obligated to provide services, totaling $58.7 million (net of a $4.25 million termination payment discussed in Note 14). IRU and related maintenance revenue are included in the broadband transport category.

In connection with the development of its optical network, the Company entered into various agreements to exchange fiber usage rights. The Company accounts for agreements with other carriers to either exchange fiber asset service contracts for capacity or services based on the carrying value of the assets exchanged.

Construction revenue and estimated profits are recognized according to the percentage of completion method on a cost incurred to total costs estimated at completion basis. This method is used because Broadband can make reasonably dependable estimates of revenue and costs applicable to various stages of a contract. As the financial reporting of these contracts depends on estimates that are continually assessed throughout the terms of the contracts, revenue recognized is subject to revision as the contracts near completion. Revisions in estimates are reflected in the period in which the facts that give rise to the revision become known and could impact revenue and costs of services and products. Construction projects are considered substantially complete upon customer acceptance. In November 2001, Broadband announced its intention to exit the construction business upon completion of one remaining contract as discussed in Note 4. That contract was terminated in 2002 and is currently in dispute as discussed in Note 14.

Advertising—Costs related to advertising are expensed as incurred and amounted to $2 million, $14 million, and $27 million in 2002, 2001 and 2000, respectively.

Income Taxes—Broadband is a member of the federal income tax consolidated group of the Parent Company. The Parent Company compensates Broadband for tax losses realized in the consolidated

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

tax return. Such amounts are accounted for as a capital contribution and a reduction of the intercompany payable from Parent Company.

Broadband’s income tax provision is determined as if Broadband filed a separate income tax return. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation—Employees are eligible to participate in the stock-based compensation plans of the Parent Company. Broadband accounts for stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Compensation cost is measured under the intrinsic value method. Stock-based employee compensation cost is not reflected in net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if Broadband had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to stock-based employee compensation in all periods presented.

	Three Months Ended March 31,		Year ended December 31,
(in millions)	2003	2002	2002	2001	2000

	(unaudited)
Net loss attributable to common shareowner:
As reported	$(11.3)	$(2,095.1)	$(4,544.0)	$(529.6)	$(704.4)
Pro forma compensation expense, net of tax benefits	(4.2)	(4.2)	(16.7)	(19.4)	(22.8)

Total pro forma net loss attributable to common shareowner	$(15.5)	$(2,099.3)	$(4,560.7)	$(549.0)	$(727.2)

The weighted average fair values at the date of grant for Parent Company options granted to employees of Broadband were $1.00, $4.04 (unaudited), $2.69, $7.72 and $12.75 during the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, respectively. The fair value disclosures assume that the fair value of option grants was calculated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

	Three Months Ended March 31,		Year ended December 31,
(in millions)	2003	2002	2002	2001	2000
	(unaudited)
Expected dividend yield	—	—	—	—	—
Expected volatility	35.0%	82.6%	119.2%	67.6%	48.9%
Risk-free interest rate	2.1%	3.9%	3.1%	4.1%	5.1%
Expected holding period—years	3	3	3	3	4

Recently Issued Accounting Standards—In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This statement deals with the costs of closing facilities and removing assets. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS 143 is effective for fiscal years beginning after June 15, 2002. SFAS 143 did not have an impact on Broadband’s financial statements.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating contracts that are not capital leases and termination benefits that involuntarily terminated employees receive in certain instances. SFAS 146 supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of Broadband that are initiated after December 31, 2002. SFAS 146 did not have an effect on any of the restructurings described in Note 4.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) to provide for alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and requires disclosure of the impact in interim financial information. In addition, it amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Broadband adopted the disclosure provisions of SFAS 148 in December 2002, but currently does not intend to adopt SFAS 123 and therefore, has not selected a transition approach.

In November 2002, the FASB issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

FIN 45 is effective for all guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year. The adoption of FIN 45 is expected to have no impact on Broadband’s financial statements.

In December 2002, FASB issued Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”), addresses consolidation by business enterprises of variable interest entities. ARB 51 requires that an enterprise’s consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 is effective in the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. As Broadband does not have any variable interest entities, FIN 46 is expected to have no impact on Broadband’s financial statements.

In March 2003, the Emerging Issues Task (“EITF”) reached consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). This guidance addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. EITF 00-21 is not expected to have a material impact on Broadband’s financial statements.

2.	Goodwill and Intangible Assets

On June 29, 2001 the FASB issued SFAS 142, which required cessation of the amortization of goodwill and indefinite-lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives continue to be amortized. Broadband adopted SFAS 142 on January 1, 2002, as required. Broadband completed the initial impairment test during the first quarter of 2002, which indicated that goodwill was impaired as of January 1, 2002. In the second quarter of 2002, Broadband recorded an impairment charge of $2,006.9 million effective as of January 1, 2002. The impairment charge is reflected as a cumulative effect of change in accounting principle in the Statements of Operations and Comprehensive Loss.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

The following table reconciles Broadband’s loss before cumulative effect of change in accounting principle and net loss, during the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142:

	Three Months Ended March 31,		For the Year Ended December 31,
(in millions)	2003	2002	2002	2001	2000
	(unaudited)
Loss before cumulative effect of change
in accounting principle	$(11.3)	$(88.2)	$(2,537.1)	$(529.6)	$(704.4)
Add back: Goodwill amortization	—	—	—	72.1	73.1
Add back: Assembled workforce
amortization, net of taxes	—	—	—	5.2	5.9
Adjusted loss before cumulative effect of change in accounting principle	$(11.3)	$(88.2)	$(2,537.1)	$(452.3)	$(625.4)

Net loss	$(11.3)	$(2,095.1)	$(4,544.0)	$(529.6)	$(704.4)
Add back: Goodwill amortization	—	—	—	72.1	73.1
Add back: Assembled workforce amortization, net of taxes	—	—	—	5.2	5.9

Adjusted net loss	$(11.3)	$(2,095.1)	$(4,544.0)	$(452.3)	$(625.4)

The following table details the components of the carrying amount of intangible assets. Intangible assets subject to amortization expense primarily relate to acquired customer relationships. Broadband adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), on January 1, 2002 as required. In the fourth quarter of 2002, Broadband recorded a non-cash intangible asset impairment charge of $298.3 million (refer to Note 1):

	March 31,	December 31,
(in millions)	2003	2002	2001
	(unaudited)
Intangible assets subject to amortization:
Gross carrying amount	$—	$409.0	$426.2
Reclassification of assembled workforce	—	(24.0)	—
Asset impairment	—	(298.3)	—
Accumulated amortization	—	(86.7)	(79.0)

Total intangible assets, net	$—	$—	$347.2

	Year Ended
(in millions)	2002	2001	2000
Amortization expense of finite-lived intangible assets	$24.8	$38.2	$32.9

The estimated intangible asset amortization expense for each of the fiscal years 2003 through 2007 is zero.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents a rollforward of the activity related to goodwill:

	March 31,	Year Ended December 31,
(in millions)	2003	2002	2001
	(unaudited)
Goodwill, beginning of year, net of accumulated amortization	$—	$2,004.8	$2,076.9
Amortization	—	—	72.1
Reclassification of Assembled Workforce, net of accumulated amortization	—	4.1	—
Impairment charge	—	2,008.9	—

Goodwill, end of year, net of accumulated amortization	$—	$—	$2,004.8

3.	Property, Plant and Equipment

(in millions)	Year Ended December 31,		Depreciable
	2002	2001	Lives (Years)
Property Plant and Equipment:
Land and rights of way	$0.6	$153.7	20-Indefinite
Buildings and leasehold improvements	6.7	208.9	2-40
Transmission facilities	30.3	2,045.0	3-20
Furniture, fixtures, vehicles, and other	0.6	29.3	2-15
Fiber usage rights	8.2	51.4	5-20
Construction in process	7.1	213.6	—

Subtotal	53.5	2,701.9
Less: Accumulated depreciation	—	(543.6)

Property plant and equipment, net	$53.5	$2,158.3

Property, plant and equipment includes $3.0 million and $5.9 million, respectively, of assets accounted for as capital leases, net of accumulated depreciation of $15.7 million and $13.2 million, respectively, included in Transmission facilities.

4.	Restructuring and Other Charges

October 2002 Restructuring Charge

In October 2002, Broadband initiated a restructuring that is intended to reduce annual expenses by approximately $200 million compared to 2002 and enable the business to become cash flow positive. The plan includes initiatives to reduce the workforce by approximately 500 positions; reduce line costs by approximately 25% through network grooming, optimization, and rate negotiations; and exit

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

the international wholesale voice business. Broadband recorded restructuring charges of $12.8 million, consisting of $7.5 million related to employee separation benefits and $5.3 million related to contractual terminations. As of March 31, 2003, 431 employee separations had been completed which utilized reserves of $6.7 million (unaudited), all of which was cash expended. Broadband expects to complete the plan by June 30, 2003.

The following table illustrates the activity in this reserve since its inception:

	Initial		Balance December 31,		Balance March 31,
Type of costs (in millions):	Charge	Utilizations	2002	Utilizations	2003

					(unaudited)
Employee separations	$7.5	$(5.0)	$2.5	$(1.7)	$0.8
Termination of contractual obligations	5.3	—	5.3	(0.3)	5.0

Total	$12.8	$(5.0)	$7.8	$(2.0)	$5.8

September 2002 Restructuring Charge

During the third quarter of 2002, Broadband recorded restructuring charges of $5.5 million. The restructuring charge comprised $0.5 million related to employee separation benefits and $5 million related to contractual terminations associated with the Broadband operations’ exit of a product line (for a further discussion of the contractual termination refer to Note 14). The restructuring costs include the cost of employee separation benefits, including severance, medical and other benefits, related to two employees of the Broadband operations. Total cash expenditures during 2002 amounted to $5.5 million. This restructuring is completed and closed.

The following table illustrates the activity in this reserve since its inception:

			Balance December 31,
Type of costs (in millions):	Initial Charge	Utilizations	2002
Employee separations	$0.5	$(0.5)	$—
Termination of contractual obligations	5.0	(5.0)	—

Total	$5.5	$(5.5)	$—

November 2001 Restructuring Plan

In November 2001, Broadband adopted a plan which included initiatives to close eight of Broadband’s eleven data centers; reduce Broadband’s expense structure; and exit the network construction line of business and other non-strategic operations. Total restructuring and impairment costs of $212.4 million were recorded in 2001 related to these initiatives. The $212.4 million consisted of restructuring liabilities in the amount of $72.8 million and related noncash asset impairments in the amount of $139.6 million. The restructuring charge was comprised of $11.1 million related to involuntary employee separation benefits, $61.4 million related to lease and other contractual terminations and $0.3 million relating to other restructuring charges.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

During the first quarter of 2002, Broadband recorded additional restructuring charges of $15.9 million resulting from employee separation benefits and costs to terminate contractual obligations, which were actions contemplated in the original plan for which an amount could not be reasonably estimated at that time. During the fourth quarter of 2002, a $1 million reversal was made to the restructuring reserve due to a change in estimate related to the termination of contractual obligations. In total, Broadband expects this restructuring plan to result in cash outlays of $86.9 million and noncash items of $139.6 million. The restructuring plan was substantially completed by December 31, 2002, except for certain lease obligations, which are expected to continue through December 31, 2005.

The restructuring costs include the cost of involuntary employee separation benefits, including severance, medical and other benefits related to 720 employees across all areas of Broadband. As of December 31, 2002, all employee separations had been completed which utilized reserves of $11.6 million, $10.9 million of which was cash. Total cash expenditures in 2002 amounted to $50.6 million.

In connection with the restructuring plan, management performed a review of long-lived assets to identify any potential impairments in accordance with Statement of Financial Accounting Standard No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed of” (“SFAS 121”). Broadband recorded a $139.6 million charge as an expense of operations according to SFAS 121, resulting from the write-off of certain assets related to the closing of data centers, consolidation of office space and curtailment of other operations.

The following table illustrates the activity in this reserve since the initial charge in November of 2001:

	Initial		Balance December 31,			Balance December 31,		Balance March 31,
Type of costs (in millions):	Charge	Utilizations	2001	Utilizations	Adjustments	2002	Utilizations	2003
								(unaudited)
Employee separations	$11.1	$(3.0)	$8.1	$(8.6)	$0.5	$—	$—	$—
Termination of contractual obligations	61.4	(1.3)	60.1	(42.4)	14.4	32.1	(2.6)	29.5
Other exit costs	0.3	—	0.3	(0.4)	0.1	—	—	—

Total	$72.8	$(4.3)	$68.5	$(51.4)	$15.0	$32.1	$(2.6)	$29.5

1999 Restructuring Plan

In the fourth quarter of 1999, Broadband adopted a restructuring plan to more closely integrate operations of Broadband with those of other subsidiaries of the Parent Company. The total restructuring costs recorded in 1999 of $7.5 million included the costs of involuntary employee separation benefits related to 263 employees of Broadband, costs associated with the closure of a variety of technical and customer support facilities, the decommissioning of certain switching equipment, and the termination of contracts with vendors. As of December 31, 2000, all of the employee separations had been completed. Total cash expenditures during the first nine months of 2002 amounted to $0.8 million. These restructuring activities were completed in the third quarter of 2002, and the remaining balance of $0.5 million related to facility closure costs was reversed.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

The following table illustrates the activity in this reserve since December 31, 1999 through December 31, 2001:

(in millions)	Balance			Balance			Balance
Type of costs :	December 31, 1999	Utilizations	Adjustments	December 31, 2000	Utilizations	Adjustments	December 31, 2001
Employee separations	$2.0	$(2.5)	$0.5	$—	$—	$—	$—
Facility closure cost	2.1	(0.3)	—	1.8	(0.5)	—	1.3
Relocation	0.2	—	(0.1)	0.1	—	(0.1)	—
Other exit cost	3.2	(1.9)	0.2	1.5	(1.5)	—	—

Total	$7.5	$(4.7)	$0.6	$3.4	$(2.0)	$(0.1)	$1.3

The following table illustrates the activity in this reserve since December 31, 2001:

			Balance December 31,
Type of costs (in millions):	Utilizations	Adjustments	2002
Employee separations	$—	$—	$—
Facility closure cost	(0.8)	(0.5)	—
Relocation	—	—	—
Other exit cost	—	—	—

Total	$(0.8)	$(0.5)	$—

1999 Predecessor Restructuring Plan

In the third quarter of 1999, the predecessor company of BCI recorded a charge of approximately $8.3 million relating to the restructuring of the organization and to exit certain foreign operations. The workforce reduction of 15 employees included management, administrative and foreign sales personnel. The employees were notified of this program during July and August of 1999. During 2000, the severance reserve was increased by $1.9 million due to higher than expected outplacement costs and higher than expected benefits for certain employees. The reduction of $0.4 million for exiting facilities is due to lower than expected costs upon completion of those activities. These restructuring activities were completed in the fourth quarter of 2002, and the remaining balance of $0.2 million related to employee severance was reversed.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

A summary of the initial charges for the 1999 predecessor restructuring and activity in those reserves in 1999 and 2000, is as follows:

Type of costs (in millions):	Initial Charge	Utilizations	Adjustments	Balance December 31, 1999	Utilizations	Adjustments	Balance December 31, 2000
Employee separations	$7.5	$(4.6)	$—	$2.9	$(2.8)	$1.9	$2.0
Termination of contractual obligations and exit facilities	0.8	(0.3)	—	0.5	(0.1)	(0.4)	—

Total	$8.3	$(4.9)	$—	$3.4	$(2.9)	$1.5	$2.0

A summary of the 2001 and 2002 activity in the accrued restructuring liabilities associated with the 1999 predecessor restructuring is as follows:

Type of costs (in millions):	Utilizations	Adjustments	Balance December 31, 2001	Utilizations	Adjustments	Balance December 31, 2002
Employee separations	$(1.3)	$(0.1)	$0.6	$(0.4)	$(0.2)	$—
Termination of contractual obligations and exit facilities	—	—	—	—	—	—

Total	$(1.3)	$(0.1)	$0.6	$(0.4)	$(0.2)	$—

5.	Investments in Other Entities

Investments in Equity Method Securities

As of December 31, 2000, the market value of Broadband’s investment in Applied Theory Communications Inc. (a New York-based Internet service provider) was approximately $11.7 million, following the recording of an impairment charge on this security at the end of 2000. This impairment charge was recorded because management concluded that the decrease in value of Applied Theory shares was “other than temporary.”

Broadband recorded a $4.0 million decrease in the value of the Applied Theory investment in 2001 under the equity method of accounting. During 2001, Broadband sold shares of this investment and discontinued equity method accounting in May 2001 due to a decrease in its ownership percentage to less than 20%, the resignation of a seat on Applied Theory’s board of directors and management’s conclusion that it no longer exerted significant influence over the operations of Applied Theory.

In accordance with SFAS 115, Broadband reclassified its investment in Applied Theory to a trading security in 2001. As such, fluctuations in the market value of this investment were reflected in the Statements of Operations and Comprehensive Loss under the caption “Loss (gain) on investments.” Broadband recognized pretax losses of $5.9 million in 2001, representing the difference between the market value and Broadband’s recorded basis of the investment. This investment was completely liquidated during 2001, generating proceeds of $1.8 million.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

Investments in Marketable Securities

Broadband’s investment in PSINet totaled $15 million as of December 31, 2000 and zero as of December 31, 2001 as Broadband liquidated its entire investment through settlement of a forward sale (refer to Note 7) and sale of shares in the open market. Broadband received proceeds of $28 million and recorded a realized pretax gain of $17 million in 2001 related to these transactions. The cost basis was calculated based on the related cost. There was no unrealized gain or loss related to the investment included in “Other Comprehensive Loss” as of December 31, 2000 or 2001. During 2000, Broadband determined that its investment had been impaired and that the impairment was “other than temporary.” Accordingly, Broadband recorded a realized pretax loss totaling $342 million.

Marca-Tel—Broadband held an indirect investment equal to 28.8% of Grupo Marca-Tel S.A. de C.V. (“Marca-Tel”) as a result of its ownership of 65.4% of Progress International, LLC (“Progress”) which, in turn, owned 44.0% of Marca-Tel. The remaining 56.0% of Marca-Tel is owned by a Mexican individual, Marca Beep, S.A. de C.V. and Siemens. The other owner of Progress is Westel International, Inc. Broadband sold its ownership in Marca-Tel in 2001 and recorded a gain on investment of $0.4 million.

6.	Debt

Broadband’s debt consists of the following:

	March 31,	December 31,
(in millions)	2003	2002	2001
	(unaudited)
Short-term debt:
Intercompany payable to Parent Company, net	$1,442.5	$1,429.5	$—
Capital lease obligations, current portion	1.5	2.2	3.2

Total short-term debt	$1,444.0	$1,431.7	$3.2

Long-term debt:
Bank notes	$223.0	$193.0	$42.0
Intercompany payable to Parent Company, net	—	—	1,397.1
9% Senior subordinated notes	46.0	46.0	46.0
Capital lease obligations, less current portion	0.6	0.7	2.7
12½% Senior notes	0.8	0.8	0.8

Total long-term debt	$270.4	$240.5	$1,488.6

Bank Notes

The Parent Company’s credit facility, which also provides for direct borrowings from the facility by Broadband, was obtained in November 1999 with total availability of $1.8 billion from a group of lending institutions. The credit facility was increased to $2.1 billion in January 2000 and increased

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

again to $2.3 billion in June 2001. The total credit facility availability decreased to $1.825 billion as of December 31, 2002 following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of a subsidiary of the Parent Company), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. As of December 31, 2002, the credit facility availability consisted of $765 million in revolving credit, maturing in various amounts during 2003 and 2004, $569 million in term loans from banking institutions, maturing in various amounts during 2003 and 2004, and $491 million in term loans from nonbanking institutions, maturing in various amounts between 2003 and 2007.

Prior to December 2001, Broadband relied solely on advances from the Parent Company for funding of its operations and capital program in excess of cash provided by its own operations. In December 2001, Broadband began borrowing funds directly from the Parent Company’s credit facility. At March 31, 2003 and December 31, 2002 and 2001, Broadband had drawn $223 million (unaudited), $193 million and $42 million, respectively, directly from the credit facility.

The interest rates charged on borrowings from the Parent Company and credit facility as of December 31, 2002 ranged from 150 to 350 basis points above the London Interbank Offering Rate (“LIBOR”) and were at 275 to 325 basis points above LIBOR, or 4.13% and 4.63%, respectively, based on the Parent Company’s credit rating.

Intercompany Payable to Parent Company

Intercompany advances payable to the Parent Company totaled $1,442.5 million as of March 31, 2003 (unaudited) and $1,429.5 million and $1,397.1 million as of December 31, 2002 and 2001, respectively. As of March 31, 2003 and December 31, 2002, the intercompany payable to the Parent Company was due upon demand and was therefore classified as a current liability.

The interest rates charged on borrowings from the Parent Company as of December 31, 2002 ranged from 150 to 350 basis points above the London Interbank Offering Rate (“LIBOR”) and were at 275 to 325 basis points above LIBOR, or 4.13% and 4.63%, respectively, based on the Parent Company’s credit rating.

9% Senior Subordinated Notes

In 1998, the predecessor company of BCI issued $450 million of 9% senior subordinated notes due 2008 (“the 9% notes”). In January 2000, $404 million of the 9% senior subordinated notes were redeemed through a tender offer due to the change of control provision of the related indenture. Accordingly, $46 million of the 9% notes remain outstanding at December 31, 2002 and 2001.

The 9% notes are general unsecured obligations and are subordinate in right of payment to all existing and future senior indebtedness of Broadband’s subsidiaries. The 9% notes indenture includes a limitation on the amount of indebtedness that Broadband can incur based upon the maintenance of either debt to operating cash flow or debt to capital ratios. The 9% indenture also provides that if Broadband incurs any additional indebtedness secured by liens on its property or assets that are subordinate to or equal in right of payment with the 9% notes, then Broadband must secure the outstanding 9% notes equally and ratably with such indebtedness.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

In March 2003, the Parent Company reached an agreement with holders of more than two-thirds of the 9% notes to exchange these instruments for common stock of the Parent Company. In order to consummate the exchange offer, the Parent Company expects to issue approximately 11.1 million new shares of common stock assuming 100% redemption of the outstanding notes.

Capital Lease Obligations

Broadband leases facilities and equipment used in its operations, some of which are required to be capitalized in accordance with Statement of Financial Accounting Standard No. 13, “Accounting for Leases” (“SFAS 13”). SFAS 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability. Broadband had $2.1 million (unaudited) as of March 31, 2003 and $2.4 million in total indebtedness relating to capitalized leases as of December 31, 2002, $0.6 million (unaudited) and $0.7 million of which was considered long-term, respectively.

12½% Senior Notes

As of March 31, 2003, Broadband had outstanding $0.8 million (unaudited) of 12½% senior notes maturing in 2005 which were retired in June 2003.

The following table summarizes Broadband’s maturities of long-term debt and minimum payments under capital leases, excluding interest, for the five years subsequent to December 31, 2002 (in millions):

At December 31 Year of Maturity	Debt	Capital Leases	Total
2003	$1,429.5	$2.2	$1,431.7
2004	193.0	0.5	193.5
2005	0.8	0.2	1.0
2006	—	—	—
2007	—	—	—
Thereafter	46.0	—	46.0

Total	1,669.3	2.9	1,672.2
Less current portion	(1,429.5)	(2.2)	(1,431.7)

Long-term debt	$239.8	$0.7	$240.5

7.	Financial Instruments

Broadband adopted Statement of Financial Accounting Standard SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) on January 1, 2001. SFAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. Fair values are determined based on quoted market prices of comparable instruments, if available, or on pricing models using current assumptions. On the date the financial instrument is entered into, Broadband operations designates it as either a fair value or cash flow hedge.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

Upon adoption of SFAS 133 on January 1, 2001, offsetting transition adjustments related to the PSINet forward sale and the underlying six million shares of PSINet (further described below) were reclassified from other comprehensive loss to net loss. Accordingly, there was no net cumulative effect adjustment to either net loss or other comprehensive loss related to these items. As of December 31, 2002 and 2001, Broadband was not a party to any derivative instruments.

Marketable Equity Forward Contracts—From time to time Broadband enters into forward contracts on the sale of marketable equity securities held in Broadband’s investment portfolio. It is management’s intent to manage its exposure to fluctuations in U.S. equity markets related to these investments. Forward contracts are contractual agreements between two parties for the sale of borrowed shares to be settled by delivery of the equivalent number of shares owned by Broadband at an agreed upon future date.

PSINet—In June and July 1999, Broadband received approximately $111.8 million representing amounts from a financial institution in connection with two prepaid forward sale contracts on six million shares of PSINet common stock. This amount was accounted for as notes payable and was collateralized by six million shares of PSINet common stock owned by Broadband operations. Given the significant decline in the value of PSINet common stock during 2000, Broadband operations adjusted the carrying value of this liability to approximately $3 million during the fourth quarter of 2000. This adjustment resulted in an unrealized gain on the liability that substantially offset the unrealized loss recorded in “Other comprehensive loss” on the underlying six million shares of PSINet being hedged.

In 2001, this arrangement was designated as a fair value hedge with both the underlying shares reclassified to trading securities under SFAS 115 and related forward sale liability subject to mark-to-market adjustments through the income statement each period. During the first quarter of 2001, Broadband settled the forward sale liability for approximately 5.8 million shares of PSINet common stock. The difference between the six million shares collateralized and the 5.8 million shares required to settle the liability were sold in the open market, generating a pretax gain of $0.5 million.

8.	Concentrations of Credit Risk and Major Customers

Broadband may be subject to credit risk due to concentrations of receivables from companies that are communications providers, internet service providers and cable television companies. Broadband performs ongoing credit evaluations of customers’ financial condition and typically does not require significant collateral.

Revenue from Broadband’s ten largest customers accounted for approximately 30.0% and 39.8% (unaudited) and 42.8%, 44.4% and 38.4% of total revenue for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively. Four of Broadband’s ten largest customers were in Chapter 11 bankruptcy proceedings as of December 31, 2002. Total revenue from these customers approximated 17% of revenue during 2002. Revenue from these bankrupt customers generated by the amortization of IRU agreements and the early termination of two IRUs as discussed in Note 1, approximated 9% of total revenue in 2002. In addition, a significant portion of Broadband’s revenue is derived from telecommunications carriers. Revenue from telecommunications carriers accounted for 54% and 69% (unaudited) and 73%, 73% and 68% of total revenue for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively.

BROADBAND OPERATIONS OF

BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

As discussed in Note 1 and Note 14, Broadband had an unbilled account receivable of $0 million (unaudited) as of March 31, 2003 and $50.5 million as of December 31, 2002, from a single customer that was in dispute.

9.	Stock-Based Compensation

Presented below is a summary of the status of outstanding Parent Company stock options issued to employees of Broadband:

	Year Ended December 31,
	2002		2001		2000
	Options (millions)	Weighted Average Excerise Price	Options (millions)	Weighted Average Excerise Price	Options (millions)	Weighted Average Excerise Price
Outstanding at beginning of period	12.6	$18.65	9.3	$16.03	13.0	$15.49
Granted	2.3	$3.93	6.8	$16.89	3.0	$30.34
Exercised	—	$—	(0.8)	$12.58	(3.7)	$15.65
Forfeited	(4.3)	$17.86	(2.7)	$24.19	(3.0)	$23.31

Outstanding at end of period	10.6	$16.09	12.6	$18.65	9.3	$16.03

Weighted average fair value of options granted during the period	$2.69		$7.72		$12.75

The following table summarizes outstanding options issued to Company employees at December 31, 2002 by price range:

	Outstanding			Exercisable
Range of Exercise Prices	Options (millions)	Weighted Average Exercise Price	Weighted Average Contractual Life	Options (millions)	Weighted Average Exercise Price
$1.44 to $9.65	4.2	$9.50	9.18	0.6	$9.00
$9.90 to $16.78	1.0	$12.70	6.32	0.9	$12.20
$17.50 to $24.94	3.2	$20.84	7.11	2.3	$20.62
$24.97 to $38.19	2.2	$29.37	7.17	1.3	$29.41

Total	10.6	$16.09	7.87	5.1	$19.97

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NOTES TO FINANCIAL STATEMENTS

The following table summarizes outstanding options issued to Company employees at March 31, 2003 by price range (unaudited):

	Outstanding			Exercisable
Range of Exercise Prices	Options (millions)	Weighted Average Exercise Price	Weighted Average Contractual Life	Options (millions)	Weighted Average Exercise Price
$1.44 to $9.65	4.0	$6.58	8.95	0.8	$9.14
$9.90 to $16.78	0.9	$12.76	6.15	0.8	$12.30
$17.50 to $35.97	4.4	$23.37	6.89	3.1	$23.42
$36.56 to $38.19	0.3	$37.03	6.83	0.3	$37.05

Total	9.6	$15.84	7.68	5.0	$20.16

10.	Pension and Postretirement Plans

Effective January 1, 2001, Broadband’s employees were covered by the Parent Company’s employee benefit plans including the defined benefit pension plan, the defined contribution plan and the health care and group life insurance benefit plans.

The pension plan is sponsored and managed by the Parent Company and includes employees from all subsidiaries of the Parent Company. Broadband’s proportionate pension benefit expense is allocated through an intercompany expense allocation. The pension benefit formula for the defined benefit plan is determined by a combination of compensation based credits and annual guaranteed interest credits. Funding for this plan is achieved through contributions to an irrevocable trust fund.

The health care and group life benefit plans are funded through Voluntary Employee Benefit Association (“VEBA”) trusts managed by the Parent Company. The Parent Company funds amounts as deemed appropriate from time to time. Total Broadband expenses related to the pension, health care and life benefit plans during 2002, 2001 and 2000 were $7.7 million, $11.6 million, and $9.4 million, respectively.

Savings Plans

Contributions by Broadband to the defined contribution plan are based on matching a portion of the employee contributions or on a percentage of employee earnings. Total contributions by the Broadband operations to the defined contribution plan for 2002, 2001 and 2000 were $3.3 million, $4.3 million and $2.3 million, respectively.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

11.	Income Taxes

The following is a reconciliation of the income tax provision at the U.S. federal statutory tax rate to the income tax provision computed using Broadband’s effective tax rate for each respective period (in millions):

	Year ended December 31,
	2002	2001	2000
Tax benefit at federal statutory rate	$(870.2)	$(188.8)	$(246.5)
State and local income taxes, net of federal benefit	(120.5)	(2.6)	(20.0)
Change in valuation allowance	1,002.9	166.0	233.1
Amortization of nondeductible intangible assets	—	25.2	24.4
Other differences, net	(12.2)	0.2	9.0

Provision for income taxes	$—	$—	$—

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Broadband’s deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$401.3	$272.9
Depreciation and amortization	617.3	—
Investments	10.6	51.4
Unearned revenue	86.4	159.0
Restructuring related items	19.5	104.4
Other	32.1	33.8

Total deferred tax assets	1,167.2	621.5
Valuation allowance	(1,152.6)	(290.7)

Net deferred income tax assets	$14.6	$330.8

Deferred tax liabilities:
Depreciation and amortization	$—	$321.1
Other	14.6	9.7

Total deferred tax liabilities	14.6	330.8

Net deferred tax asset	$—	$—

As of December 31, 2002, Broadband had approximately $800.0 million of federal operating loss tax carryforwards, with a deferred tax asset value of $280.0 million, and $121.3 million in deferred tax assets related to state and local operating loss tax carryforwards. Tax loss carryforwards will generally expire between 2010 and 2021. U.S. tax laws limit the annual utilization of tax loss carryforwards of acquired entities. These limitations should not materially impact the utilization of the tax carryforwards.

Broadband had a valuation allowance of $1,152.5 million and $290.7 million as of December 31, 2002 and 2001, respectively. The valuation allowance is necessary due to the uncertainty of the ultimate realization of such future benefits.

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

12.	Related Party Transactions

In the ordinary course of business, Broadband provides services to and receives services from other wholly owned subsidiaries of the Parent Company. Broadband maintains an agency relationship with the Parent Company’s Cincinnati Bell Any Distance (“CBAD”) subsidiary, whereby CBAD receives a commission for sales of long distance services made in the Greater Cincinnati, Ohio area. Broadband records revenue from such Greater Cincinnati customers, net of the commissions due to CBAD, which are based on market rate margins earned in the resale of switched voice long distance minutes to third parties. Such commissions were $5.9 million and $4.9 million (unaudited) for the three months ended March 31, 2003 and 2002 and $22.2 million, $20.8 million and $20.1 million for the years ended 2002, 2001 and 2000, respectively. In addition, the Parent Company’s Cincinnati Bell Telephone (“CBT”) subsidiary markets Broadband’s broadband services in its Greater Cincinnati, Ohio franchise area. Broadband records revenue from customers in Greater Cincinnati, net of commissions due to CBT equal to 20% of total revenue. Such commissions, which reduced revenue, totaled $2.6 million and $1.4 million (unaudited) for the three months ended March 31, 2003 and 2002 and $7.1 million, $2.8 million and $0.2 million in 2002, 2001 and 2000, respectively.

The Parent Company provides accounting and treasury services, planning and financial analysis, corporate communications, human resources support and legal support. The Parent Company bills Broadband for services performed on its behalf. These noncash service fees amounted to $2.6 million and $1.4 million (unaudited) for the three months ended March 31, 2003 and 2002 and $7.1 million, $5 million, and zero in 2002, 2001 and 2000, respectively.

The Parent Company’s CBT subsidiary provides accounts payable processing, payroll processing and benefit related services on behalf of Broadband. Total fees charged to Broadband for these services for the three months ended March 31, 2003 and 2002 and during 2002, 2001 and 2000 were $0.1 million (unaudited) and $0.3 million, $0.9 million, and $0.7 million, respectively.

Broadband participates in the Parent Company’s centralized cash management system to finance operations. Cash deposits from Broadband and its subsidiaries are transferred to a subsidiary of the Parent Company on a daily basis, and the Parent Company funds Broadband’s disbursement accounts as required. All related party transactions, including receivables and payables, are cleared through an intercompany account, which is ultimately settled at the Parent Company level.

Broadband relies on advances from the Parent Company for the funding of operating and investing activities in excess of cash generated by its own operations. Advances from the Parent Company bear interest at market rates, with the related interest expense being included in “Interest expense” in the Statements of Operations and Comprehensive Loss. The average interest rate on these advances during 2002 was approximately 4.47%. The amounts due to the Parent Company upon demand of $1,429.5 million at December 31, 2002 and $1,397.1 million at December 31, 2001 are presented net of the amounts due to or from other subsidiaries of the Parent Company. As of December 31, 2002 and 2001, the intercompany payable from Parent Company was due upon demand and is therefore classified as a current maturity of long-term debt. In 2002, 2001 and 2000, the Parent Company contributed additional capital to Broadband, which was accounted for as a reduction in the intercompany note payable, of $187.6 million, $98.0 million and $540.2 million, respectively.

As Broadband is a member of the federal income tax consolidated group of the Parent Company, the Parent Company compensates Broadband for tax losses realized in the consolidated tax return, which

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

amounted to $22.2 million (unaudited) for the three months ended March 31, 2003 and $203.2 million, $90.8 million and $57.8 million in 2002, 2001 and 2000, respectively. Such amounts are accounted for as a capital contribution and a reduction of the intercompany note payable.

Broadband provides benefit related services on behalf of Broadwing Technology Solutions (“BTS”), a wholly owned subsidiary of BCI. Payroll taxes, worker’s compensation insurance, health & disability insurance, employee pension and 401K contributions allocated to BTS monthly in 2002, 2001 and 2000 were $1.9 million and $1.9 million (unaudited) for the three months ended March 31, 2003 and 2002 and $6.6 million, $7.5 million, and $3.4 million, respectively.

Additionally, Broadband allocated building rental expenses to BTS based on headcount. These rental expenses amounted to $1.0 million, $0.7 million, and zero in these years 2002, 2001, and 2000, respectively.

The following table summarizes Broadband’s intercompany revenue, corporate allocations and shared services allocations (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
Statements of Operations Data (in millions):	(unaudited)
Intercompany revenue	—	—	0.1	0.2	0.5

Total intercompany revenue	$—	$—	$0.1	$0.2	$0.5

Commissions paid to CBAD, netted against revenue	$5.9	$4.9	$22.2	$20.8	$20.1
Commissions paid to CBT, netted against revenue	2.6	1.4	7.1	2.8	0.2
Intercompany cost of services	3.1	2.5	11.2	10.0	7.5
Intercompany selling, general and administrative allocations to BTS	(1.9)	(1.9)	(7.6)	(8.2)	(3.4)
Intercompany selling, general and administrative expenses
Corporate allocations	2.0	2.0	7.1	5.0	—
Shared service allocations from CBT	0.1	0.1	0.3	0.9	0.7
Intercompany interest expense, net of capitalized interest of $8.1, $22.9 and $22.4, respectively	17.3	13.0	60.6	62.5	57.5

Total intercompany expenses (benefit)	$29.1	$22.0	$100.9	$93.8	$82.6

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

13.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate, where practicable, the fair value of each class of financial instruments:

Cash and cash equivalents, and short-term debt—The carrying amount approximates fair value because of the short-term maturity of these instruments.

Accounts receivable and accounts payable—The carrying amounts approximate fair value.

Marketable securities—The fair values of marketable securities are based on quoted market prices.

Debt—The fair value is estimated based on year-end closing market prices of Broadband’s debt and of similar liabilities. The carrying amounts at December 31, 2002 and 2001, including the intercompany payable to the Parent Company, were $1,672.2 million and $1,491.8 million, respectively. The estimated fair values at December 31, 2002 and 2001, including the intercompany payable to the Parent Company at carrying value, were $1,640.2 million and $1,486.3 million, respectively.

14.	Commitments and Contingencies

Lease Commitments

Broadband leases certain circuits, facilities and equipment used in its operations. Total operating lease rental expenses (excluding circuit leases) was approximately $26.5 million, $26.6 million, and $22.9 million for the years ended December 31, 2002, 2001, and 2000, respectively.

At December 31, 2002, the total minimum annual rental commitments under noncancelable leases, excluding interest, were as follows:

(in millions)	Operating Leases	Capital Leases	Total
2003	$100.9	$2.2	$103.1
2004	87.6	0.5	88.1
2005	63.2	0.2	63.4
2006	44.2	—	44.2
2007	21.4	—	21.4
Thereafter	55.9	—	55.9

Total	$373.2	$2.9	$376.1

Commitments

In 2000, Broadband entered into a purchase commitment with Corvis Corporation, a Columbia, Maryland-based manufacturer of optical network equipment. The agreement specifies that Broadband will purchase $200 million in optical network equipment from Corvis Corporation over a two-year period beginning in July 2000. As of December 31, 2002 and 2001, Broadband’s remaining purchase commitment was zero and $20 million, respectively. In 2000, Broadband also entered into a separate agreement giving Broadband the right to purchase Series H preferred stock at $80.53 per share, which had a fair value of $30 million, and $5 million of the common stock of Corvis at the initial public offering price. Broadband subsequently exercised these rights during the second and third quarters of 2000. The established prices for these Corvis equity purchases reflect the

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BROADWING COMMUNICATIONS INC.

NOTES TO FINANCIAL STATEMENTS

contemporaneous fair value of the equity, as evidenced by independent third party investor purchases of this equity in the same timeframe.

In 2001, Broadband entered into an agreement with Teleglobe Inc. (“Teleglobe”), a Reston, Virginia-based telecommunications company which stated that the Broadband operations would purchase $90 million of services and equipment from Teleglobe over four years. In September 2002, Broadband terminated the agreement for a payment of $4.25 million to Teleglobe, which released Broadband from $63.0 million of future commitments (refer to Note 1).

In 2001 and 2000, Broadband entered into agreements with two vendors to provide bundled Internet access to Broadband’s customers based on a monthly maintenance fee. These services were previously purchased from other vendors on a usage basis. In March 2002, Broadband operations terminated its contract with one of the vendors as part of its fourth quarter 2001 restructuring (refer to Note 4). This contract termination reduced Broadband’s future commitments by approximately $60 million. In September 2002, Broadband terminated its remaining contract as part of its third quarter restructuring (refer to Note 4), which eliminated the remaining $13 million of future commitments related to bundled Internet access.

Broadband has certain contractual obligations to utilize network facilities, including access lines, from various interexchange and local exchange carriers. These contracts are based on a fixed monthly rate with terms on certain agreements extending through 2021. As of December 31, 2002, the management of Broadband had committed to approximately $230 million in operating leases related to network utilization.

Contingencies

In the normal course of business, Broadband is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.

During 2002 and 2003, a number of putative class action and derivative lawsuits were filed in the United States District Court for the Southern District of Ohio and the Ohio Court of Common Pleas, Hamilton County Division, respectively, on behalf of purchasers of the securities of the Parent Company between January 17, 2001 and May 20, 2002, inclusive (the “Class Period”). The complaints alleged that the Parent Company, its two former Chief Executive Officers violated federal securities laws arising out of allegedly issuing material misrepresentations to the market during the Class Period which resulted in artificially inflating the market price of the Parent Company’s securities. In a separate action, a number of complaints have been filed in the United States District Court for the Southern District of Ohio on behalf of the Broadwing Retirement Savings Plan and its beneficiaries alleging that the Parent Company and several of its directors violated the Employee Retirement Income Security Act by allegedly exposing the beneficiaries’ retirement savings to unreasonable risk of loss and injury. The Parent Company intends to defend these claims vigorously.

In June 2000, Broadband entered into a long-term construction contract to build a 1,550-mile fiber route system. During 2002, the customer alleged a breach of contract and requested Broadband to cease all construction activities, requested a refund of $62.0 million in progress payments previously paid to Broadband, and requested conveyance of title to all routes constructed under the contract. Subsequently, Broadband notified the customer that such purported termination was improper and

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NOTES TO FINANCIAL STATEMENTS

constituted a material breach under the terms of the contract, causing Broadband to terminate the contract. In July 2003, the parties of Broadband and the customer entered into a tentative settlement agreement whereby neither party would be liable for any alleged damages resulting from the contract termination. While the Company believes a settlement will be reached based on the tentative agreement, an unfavorable outcome could have a material affect on the financial condition and results of operations of Broadband.

15.	Segment Reporting

In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the operations of Broadband comprise a single segment and are reported as such to the Chief Executive Officer of the Parent Company, who functions in the role of chief operating decision maker for Broadband.

The table below presents revenue for groups of similar products and services:

	Year Ended December 31,
(in millions)	2002	2001	2000
Broadband transport	$461.6	$466.5	$393.2
Switched voice services	328.6	380.5	408.6
Data and internet	112.6	108.0	51.0
Network construction and other services	1.3	87.4	67.3

Total revenue	$904.1	$1,042.4	$920.1